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                         MENTOR INSTITUTIONAL TRUST

                            MANAGEMENT CONTRACT

     This Management Contract dated as of July   , 1995 between MENTOR
INSTITUTIONAL TRUST, a Massachusetts business trust (the "Trust"), on behalf of SNAP Fund (the "Fund"), a series of shares of beneficial interest of Trust, and COMMONWEALTH INVESTMENT COUNSEL, INC., a Virginia corporation (the "Manager")

     WITNESSETH:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.  SERVICES TO BE RENDERED BY THE MANAGER TO FUND.

     (a)  The Manager, at its expense, will furnish continuously an
investment program for   the Fund, will determine what investments shall be
purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the Fund's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

     (b) The Manager, at its expense, will furnish (i) all necessary investment and related management facilities, including, salaries of personnel, required for it to execute its duties faithfully, (ii) suitable office space for the Trust, and (iii) administrative facilities, including bookkeeping, clerical personnel, and equipment necessary for the efficient performance of its obligations. The Manager will pay the compensation, if any, of certain officers of the Trust.

     (c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall give primary consideration to securing for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In doing so, the Manager, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

     (d) The Trust, on behalf of the Fund, hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

2.  OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

3.  COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

     As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, the Fund shall pay the Manager, promptly (but in any event within three business days) after the last day of each calendar month, a fee, calculated daily, at an annual rate as follows: for the first $500 million of assets under management, .09% of the average daily net assets in the Fund; for the next $250 million under management, .08% of the average daily net assets in the Fund; for the next $250 million under management, .07% of the average daily net assets in the Fund; for the next $250 million under management, .06% of the average daily net assets in the Fund; and for any amounts over $1.25 billion under management, .05% of the average daily net assets in the Fund.

     If this Contract is terminated as of any date not the last day of a calendar month, the fee payable to the Manager shall be paid promptly (but in any event within three business days) after such date of termination.

     The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Contract and the detailed computation thereof.

4.  ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

     This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

5.  EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

     This Contract shall become effective upon its execution and shall remain in full force and effect continuously thereafter until the close of business on July , 1997 (unless terminated automatically as set forth in
Section 4), and shall continue for successive one-year periods thereafter, if approved in accordance with Section 6, until terminated by either party hereto at any time by not more than sixty days nor less than thirty days written notice delivered or mailed by registered mail, postage prepaid, to the other party. Such action by the Trust with respect to termination may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.  ANNUAL APPROVAL.

     For additional terms after the initial term of this Contract, this Contract shall be submitted for approval to the Trustees annually and shall continue in effect only so long as specifically approved annually by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.


7.  CERTAIN DEFINITIONS.

     For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Contract, the terms "affiliated person", "control", "interested person," and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

8.  NON-LIABILITY OF MANAGER.

     In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

9.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.


     IN WITNESS WHEREOF, MENTOR INSTITUTIONAL TRUST and COMMONWEALTH INVESTMENT COUNSEL, INC., have each caused this instrument to be signed in duplicate in its behalf by its President or Vice President thereunto duly authorized, all as of the day and year first above written. This document is executed by each of the parties hereto under seal. This Agreement shall be governed and construed in accordance with the laws (other than conflict of laws rules) of The Commonwealth of Massachusetts.

                              MENTOR INSTITUTIONAL TRUST
                              On behalf of SNAP Fund



                              By:___________________________________


                              COMMONWEALTH INVESTMENT
                                COUNSEL, INC.


                              By:___________________________________